UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2005

iStar Financial Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-15371	95-6881527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 27th Floor New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s telephone number, including area code) (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 and Item 8.01  Unregistered Sales of Equity Securities; Other Events.

On September 14, 2005, a wholly-owned subsidiary of iStar Financial Inc., iStar Financial Statutory Trust I, sold $100 million of trust preferred securities in a private placement.  The trust preferred securities bear interest at a variable rate, reset quarterly, equal to LIBOR plus 1.50%.  The trust preferred securities may be redeemed on or after October 30, 2010 for an amount equal to 100% of the liquidation amount of the trust preferred securities on the redemption date, plus accumulated and unpaid distributions to, but excluding, the redemption date.  The proceeds from the issuance of the trust preferred securities by the Trust will be loaned to iStar Financial Inc.  The loan is subordinated to iStar Financial’s senior debt, contains no financial covenants and is evidenced by a note issued by iStar Financial with terms that mirror the terms of the trust preferred securities.  iStar Financial intends to use the proceeds of the loan for general corporate purposes.

The sale of the trust preferred securities was consummated in compliance with Rule 144A under the Securities Act of 1933, as amended, based in part on certain representations and covenants made by the purchasers of the trust preferred securities.

Item 9.01  Financial Statement and Exhibits

(c)  Exhibits

4.1 Amended and Restated Trust Agreement, dated September 14, 2005 among the Company, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and the Administrative Trustees named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2005

	By :	/s/ Jay Sugarman
		Name:	Jay Sugarman
		Title:	Chairman and Chief Executive
Officer

	By :	/s/ Catherine D. Rice
		Name:	Catherine D. Rice
		Title:	Chief Financial Officer